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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                     OF THE
             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               ARTISTDIRECT, INC.


                    Adopted in accordance with the provisions of Section 242 of the General Corporation
                          Law of the State of Delaware

     ARTISTdirect, Inc., (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify that:

     FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation's Third Amended and Restated Certificate of Incorporation to reclassify, change, and convert each ten (10) outstanding shares of the Corporation's Common Stock, par value $0.01 per share, into one (1) share of Common Stock, par value $0.01 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2001 Annual Meeting of Stockholders.

     SECOND: That upon the effectiveness of this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation, the Third Amended and Restated Certificate of Incorporation is hereby amended by adding a new Article TENTH to read as follows:

                                   "ARTICLE X

               Each ten (10) shares of the Common Stock, par value $0.01 per share, of the Corporation issued and outstanding or held in treasury as of 5:00 p.m. Pacific Daylight Savings Time on July 5, 2001 (the "Effective Time") shall be reclassified as and changed into one (1) share of Common Stock, par value $0.01 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by ten shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the average of the closing bid and closing asked prices of the Common Stock as last reported on The Nasdaq National Market immediately prior to the Effective Time."

     THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the 2001 Annual Meeting of Stockholders held on June 29, 2001.

     FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.


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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of the Third Amended and Restated Certificate of Incorporation to be executed by Frederick W. Field, its Chairman and Chief Executive Officer, and attested to by James B. Carroll, its Executive Vice President, Chief Financial Officer and Secretary, this 5th day of July, 2001.


                                                     ARTISTDIRECT, INC.



                                                     By: /s/ FREDERICK W. FIELD
                                                         -----------------------
                                                             Frederick W. Field
                                                             Chairman and Chief
                                                             Executive Officer


ATTEST:



/s/ JAMES B. CARROLL
------------------------------------------
    James B. Carroll
    Executive Vice President,
    Chief Financial Officer and Secretary